As filed with the Securities and Exchange Commission on June 25, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
System1, Inc.
(Exact name of registrant as specified in its charter)

Delaware	92-3978051
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4235 Redwood Avenue
Los Angeles, California 90066
(Address of Principal Executive Offices) (Zip Code)

System1, Inc. 2022 Incentive Award Plan
(Full title of the plan)

Daniel Weinrot
General Counsel & Corporate Secretary
4235 Redwood Avenue
Los Angeles, California 90066
(Name and address for agent for service)

(310) 924-6037
(Telephone number, including area code, of agent for service)

Copies to:
Steven B. Stokdyk, Esq.
Brent T. Epstein, Esq.
Latham & Watkins LLP
10250 Constellation Blvd, Suite 1100
Los Angeles, California 90067
(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note:

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed with the Securities and Exchange Commission (the “SEC”) by System1, Inc. (the “Registrant”), a Delaware corporation, to register (i) an additional 247,575 shares of the Registrant’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which became available for issuance under the System 1, Inc. 2022 Incentive Award Plan (the “2022 Plan”) on January 1, 2025 due to an automatic annual increase provision therein and (ii) 497,014 shares of Class A Common Stock that have again become available for issuance under the 2022 Plan pursuant to its terms upon the forfeiture, expiration, lapse, termination, repurchase for an amount not greater than the purchase price or settlement in cash of awards previously granted under the 2022 Plan or upon the Company withholding shares of Class A Common Stock to satisfy tax withholding obligations with respect to awards previously granted under the 2022 Plan, in each case, through June 19, 2026. The additional shares of Class A Common Stock registered hereby pursuant to the 2022 Plan are of the same class as other securities relating to the 2022 Plan for which Registration Statements on Form S-8 (Nos. 333-264522, 333-276032, 333-280365, 333-286698 and 333-288384) are effective (collectively, the “Prior Registration Statements”).

Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to the Registrant unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. The following documents, which have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 11, 2026, as amended by Amendment No. 1 thereto filed with the SEC on April 30, 2026 (File No. 001-39331);

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 12, 2026 (File No. 001-39331);
(c)
The Company’s Current Reports on Form 8-K filed with the Commission on January 9, 2026 and June 1, 2026 (other than the information furnished under Item 7.01 and Exhibit 99.1) (File No. 001-39331); and

(d)
The description of the Company’s securities contained in Exhibit 4.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on March 11, 2026 (File No. 001-39331), including any amendments or reports filed for purposes of updating such description.

All reports and other documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 8. Exhibits

The following are the exhibits required by Item 601 of Regulation S-K:

Exhibit		Incorporated by Reference				Filed or Furnished
Number	Description	Form	File No.	Exhibit	Filing Date	Herewith
4.1	Certificate of Incorporation of System1, Inc.	8-K	001-39331	3.1	February 2, 2022
4.2	Certificate of Amendment to Certificate of Incorporation of System1, Inc.	8-K	001-39331	3.1	June 14, 2024
4.3	Certificate of Amendment to Certificate of Incorporation of System1, Inc.	8-K	001-39331	3.1	June 11, 2025
4.4	Second Amended and Restated Bylaws of System1, Inc.	8-K	001-39331	3.1	March 1, 2023
4.5	Description of System1, Inc.’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934.	10-K	001-39331	4.2	June 6, 2023
5.1	Opinion of Latham & Watkins LLP.					X
23.1	Consent of Deloitte & Touche LLP.					X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X
99.1	System1, Inc. 2022 Incentive Award Plan.	8-K	001-39331	10.2	February 2, 2022
99.2	First Amendment to System1, Inc. 2022 Incentive Award Plan.	8-K	001-39331	10.1	June 10, 2025
107	Filing Fee Table.					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on June 25, 2026.

System1, Inc.

By: /s/ Michael Blend
Name: Michael Blend
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Michael Blend and Tridivesh Kidambi, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Michael Blend Michael Blend	Chief Executive Officer and Chairman (Principal Executive Officer)	June 25, 2026
/s/ Tridivesh Kidambi Tridivesh Kidambi	Chief Financial Officer (Principal Financial and Accounting Officer)	June 25, 2026
/s/ John Civantos John Civantos	Director	June 25, 2026
/s/ Caroline Horn Caroline Horn	Director	June 25, 2026
/s/ Moujan Kazerani Moujan Kazerani	Director	June 25, 2026
/s/ Tanmay Kumar Tanmay Kumar	Director	June 25, 2026

/s/ Taryn Naidu Taryn Naidu	Director	June 25, 2026
/s/ Charles Ursini Charles Ursini	Director	June 25, 2026